Exhibit 10.63

AMENDMENT TO SETTLEMENT AGREEMENT

This Amendment (this “Amendment”) is made and entered into on March 21, 2006, by and between Liquidmetal Korea Co., Ltd., a company incorporated and existing under the laws of Korea, having its principal office at 884, Uhyun Hansan Industrial Complex, Uhyun-ri, Chungbook-myun, Pyungtaek City, Kyunggi Province, Republic of Korea (“Liquidmetal Korea”)and Innometal Co., Ltd.(Previously Growell Metal Co.,Ltd.), a company incorporated and existing under the laws of Korea, having its principal office at
644-2, Sunggok-dong, Danwon-gu, Ansan City, Kyunggi Province, Republic of Korea (“Innometal”).

RECITALS

WHEREAS, Liquidmetal Korea and Innometal have entered into a Settlement Agreement dated January 10, 2004 (the “Settlement Agreement”) for the amicable resolution of any and all disputes between them relating to the Product Supply Agreement dated June 14, 2002 (the “Product Supply Agreement”) for the supply by Innometal of certain Liquidmetal alloy products to Liquidmetal Korea.

WHEREAS, certain disputes arose thereafter between the parties in connection with the Settlement Agreement (the “Dispute”);

WHEREAS, the parties now desire to enter into this Amendment to Settlement Agreement for an amicable resolution of any and all disputes between them, including without limitation the disputes relating to the Settlement Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties agree as follows.

ARTICLE 1            PAYMENTS

Liquidmetal Korea shall pay the amount of KRW 3,400,114,098 in the form of shares of common stock of Liquidmetal Technologies within 30 days from the date hereof. For this purpose, the shares of Liquidmetal Technologies common stock shall be deemed to have a value equal to US$ 2.05 or KRW 1,949 based on the basic exchange rate as of February 23 ,2006, and the number of shares to be issued to Innometal shall be 1,700,000 shares.

ARTICLE 2            REPRESENTATIONS AND WARRANTIES

Innometal represents and warrants to Liquidmetal Korea that (i) it understands the contractual obligation of Liquidmetal Korea under the Settlement Ageement shall be deemed to be fully performed by delivering 1,700,000 shares of common stock of Liquidmetal Technologies Inc. to Innometal within the date specified above. (ii) it will not create any lien or other encumbrances on any part of the assets, contractual rights, or properties of Liquidmetal Korea for any claims with respect to the Dispute, (iii) this Amendment constitutes final and only settlement with respect to the Dispute, (iv) there will be no additional claim from Industrial Bank, Kookmin Bank or other creditors of Innometal with respect to the Liquidmetal’s payment obligation per the Settlement Agreement.

Liquidmetal Korea represents and warrants to Innometal that (i) it will not create any lien or other encumbrances on any part of the assets, contractual rights, or properties of Innometal for any claims with respect to the Dispute, (ii) this Amendment constitutes final and only settlement with respect to the Dispute, (iii) there will be no additional claim from its Affiliates, employees, officers, directors, or any other related parties of Liquidmetal Korea with respect to the “Settlement Agreement”.

ARTICLE 3            RELEASE

Each of Liquidmetal Korea and Innometal (each, the “RELEASOR”) hereby agrees to absolutely, fully and forever release, waive, relinquish and discharge any and all claims which it may have against the other party and the other party’s former or present officers, managers, directors, agents, employees, Affiliates, assigns and successors and/or any other interested parties (the “RELEASEE”)  arising from (i) any and all claims whatsoever that the Releasor may have had, presently has or in the future may have against any Releasee and which arise, have arisen or may hereinafter arise, in whole or in part, out of, on account of or in connection with the “Settlement Agreement”.

ARTICLE 4            ACKNOWLEDGEMENT WITH RESPECT TO SETTLEMENT AGREEMENT

Both parties acknowledge and warrants that the Settlement Agreement shall be respected except for the Amendment set forth herein.

ARTICLE 5            EFFECTIVE DATE

This Agreement shall become effective upon signing by the parties.

ARTICLE 6            MISCELLANEOUS

6.1    Binding Effect on Successors

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors.

6.2    Entire Agreement

This Agreement supersedes all previous representations, understandings or agreements, oral or written, among the parties with respect to the subject matter hereof, and it contains the entire understanding of the parties. No changes, alterations or modifications hereto shall be effective unless made in writing and signed by the parties.

6.3    Dispute Resolution

The Suwon District Court shall have exclusive jurisdiction over actions related to disputes arising between the parties in connection with this Agreement.

6.4    Governing Law

The validity, performance, construction and effect of this Agreement shall be governed by the laws of the Republic of Korea.

6.5.   English Language.

This Agreement is written in the English language, and if either party translates this Agreement into a language other than English, the parties agree that the English version of this Agreement will control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first written above.

LIQUIDMETAL KOREA CO., LTD.	INNOMETAL CO., LTD.

/s/: Kyung Jin Kim	/s/: Keon Kook Lee
President & CEO	President and CEO
March 21, 2006	March 21, 2006